UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 16, 2006

Easton-Bell Sports, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-123927	20-1636283
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6225 North State Highway 161, Suite 300, Irving, Texas		75038
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	469-417-6700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2006 (the "Closing Date"), in connection with the closing of the acquisition of Easton Sports, Inc. ("Easton Sports") as described in Item 2.01 below, Easton-Bell Sports, Inc. f/k/a Riddell Bell Holdings, Inc. (the "Company"), together with its direct parent, RBG Holdings Corp. ("RBG"), and certain of its domestic and Canadian subsidiaries, entered into a Credit and Guaranty Agreement (the "Credit Agreement"), with Wachovia Bank, National Association, as the Administrative Agent and a lender, Wachovia Capital Markets, LLC, as a Joint Lead Arranger and a Joint Bookrunner, Goldman Sachs Credit Partners L.P., as a Joint Lead Arranger, Joint Bookrunner and the Sole Syndication Agent, and Wachovia Capital Finance Corporation (Canada), as the Canadian Administrative Agent. The Credit Agreement provides for a $335.0 million term loan facility, a $70.0 million U.S. revolving credit facility and a Cdn $12.0 million Canadian revolving credit facility. All three facilities mature six years from the Closing Date. The term loan facility was drawn in full by the Company on the Closing Date, together with borrowings on the Closing Date under the U.S. revolving loan facility, to satisfy the Company’s obligations under its existing credit facility (which was thereafter terminated), to in part finance the acquisition of Easton Sports and pay related fees and expenses. The U.S. revolving credit facility and the Canadian revolving credit facility are available to provide financing for working capital and general corporate purposes.

The interest rates per annum applicable to the loans under the Credit Agreement, other than swingline loans, equal an applicable margin percentage plus, at the Company’s or applicable Canadian Borrower’s option, (1) in the case of U.S. dollar denominated loans, a U.S. base rate or a LIBOR rate, and (2) in the case of Canadian dollar denominated loans, a Canadian base rate or a Canadian bankers' acceptance rate. Swingline loans bear interest at the U.S. base rate for U.S. dollar denominated loans and the Canadian base rate for Canadian dollar denominated loans. The applicable margin percentage for the term loan is initially 1.75% for the LIBOR rate and 0.75% for the U.S. base rate, which is subject to adjustment to 1.50% for the LIBOR rate and 0.50% for the U.S. base rate based upon the Company’s leverage ratio as calculated on or after June 30, 2006. The applicable margin percentage for the revolving loan facilities are initially 2.00% for the LIBOR rate or Canadian bankers' acceptance rate and 1.00% for the Canadian base rate. On or after June 30, 2006, the applicable margin percentage for the revolving loan facilities varies between 2.25% and 1.50% for the LIBOR rate or Canadian bankers' acceptance rate, or between 1.25% and 0.50% for the U.S. base rate.

Under the Credit Agreement, RBG and certain of the Company’s domestic subsidiaries have guaranteed all of the obligations (both U.S. and Canadian) under the Credit Agreement, and the Company and certain of the Company’s Canadian subsidiaries have guaranteed the obligations under the Canadian revolving credit facility contained in the Credit Agreement. Under the terms of the Pledge and Security Agreement entered into by the Company and certain of the Company’s domestic subsidiaries, as well as the terms set forth in the other U.S. collateral documents, the Company and such subsidiaries have granted security with respect to substantially all of their real and personal property as collateral for the U.S. and Canadian obligations (and related guarantees) under the Credit Agreement. Under the terms of the Canadian Pledge and Security Agreement entered into by the Canadian Borrowers, certain of the Company’s domestic subsidiaries and certain of the Company’s other Canadian subsidiaries, as well as the terms set forth in the other Canadian collateral documents, the Canadian Borrowers and such subsidiaries have granted security with respect to substantially all of their real and personal property as collateral for the obligations (and related guarantees) under the Canadian revolving credit facility (and in the case of the Company's domestic subsidiaries, the obligations (and related guarantees) under the Credit Agreement generally).

The Credit Agreement imposes limitations on the ability of the Company and its subsidiaries to incur, assume or permit to exist additional indebtedness, create or permit liens on their assets, make investments and loans, engage in certain mergers or other fundamental changes, dispose of assets, make distributions or pay dividends or repurchase stock, prepay subordinated debt, enter into transactions with affiliates, engage in sale-leaseback transactions and make capital expenditures. In addition, the Credit Agreement requires the Company to comply on a quarterly basis with certain financial covenants, including a maximum total leverage ratio test and a minimum interest coverage ratio test.

The Credit Agreement contains events of default customary for such financings, including but not limited to nonpayment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects when made or deemed made; cross default and cross acceleration to certain indebtedness; certain ERISA events; change of control; dissolution, insolvency and bankruptcy events; material judgments; and actual or asserted invalidity of the guarantees or security documents. Some of these events of default allow for grace periods and materiality concepts.

The foregoing description of the Credit Agreement and related documents does not purport to be complete and is qualified in its entirety by the provisions of the Credit Agreement and such documents.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On the Closing Date, the Company completed its previously announced acquisition of 100% of the outstanding capital stock of Easton Sports pursuant to a Stock Purchase Agreement, dated as of February 1, 2006 (the "Stock Purchase Agreement"), with Jas. D. Easton, Inc. ("JAS"). The Company purchased Easton Sports for $385.0 million in cash, subject to a post-closing adjustment based on a determination of closing working capital. Simultaneously with the closing of the transaction, JAS purchased equity in RBG’s direct parent, Easton Bell Sports, LLC f/k/a Riddell Holdings, LLC ("Parent"), in an aggregate amount of $25.0 million. In connection with the consummation of the transactions contemplated by the Stock Purchase Agreement, the Company changed its name to "Easton-Bell Sports, Inc." and Parent changed its name to "Easton Bell Sports, LLC".

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Stock Purchase Agreement and the transactions contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the Stock Purchase Agreement a copy of which is attached as Exhibit 2.1 to the Form 8-K filed by the Company on February 7, 2006 and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On the Closing Date, the Company incurred an aggregate principal amount of approximately $359.0 million of indebtedness under the term loan facility and U.S. revolving loan facility that are each part of the Credit Agreement. The proceeds of such indebtedness were used to satisfy the Company’s obligations under its existing credit facility (which was thereafter terminated), to finance the acquisition of Easton Sports and to pay the related fees and expenses. The information reported above under Item 1.01 with respect to the Credit Agreement is incorporated by reference into this Item 2.03.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the consummation of the acquisition of Easton Sports, the Company increased the size of its board of directors to 11 persons, and added the following 5 new board members:

(i) James L. Easton (who will serve as Chairman of the Company’s board of directors). Mr. Easton has been the chairman and president of JAS since 1973. Mr. Easton is an executive board member of the U.S. Olympic Committee and is one of the three International Olympic Committee members from the United States.

(ii) Shael J. Dolman. Mr. Dolman is a Director at Teachers’ Private Capital, the private equity arm of Ontario Teachers’ Pension Plan Board. Mr. Dolman has been with Ontario Teachers’ Pension Plan Board since 1997.

(iii) Anthony M. Palma. Mr. Palma has been the President and Chief Executive Officer of Easton Sports since July 1995.

(iv) Lee L. Sienna. Mr. Sienna is a Vice President at Teachers’ Private Capital. He has been with Ontario Teachers’ Pension Plan Board since 2002.

(v) Peter V. Ueberroth. Mr. Ueberroth is owner and Co-Chairman of the Pebble Beach Company. He has served as Chairman of the Board of the United States Olympic Committee since June 2004. Mr. Ueberroth previously served as Commissioner of Major League Baseball and as President and Chief Executive Officer of the Los Angeles Olympic Organizing Committee for the 1984 Los Angeles Olympic Games.

Other than as described in this Current Report, there are no other transactions in which either of these new directors has an interest requiring disclosure pursuant to Item 404(a) of Regulation S-K. Each of these new directors also serves as a member of the board of managers of Parent. Certain members of Parent entered into a co-investment agreement in connection with the consummation of the acquisition of Easton Sports. Such co-investment agreement includes a voting agreement among such members with respect to the election of members of the board of managers of Parent. Pursuant to the co-investment agreement, Messrs. Easton and Ueberroth have been designated by JAS, Mr. Palma has been designated by Fenway Partners Capital Fund II, L.P. and Messrs. Dolman and Sienna have been designated by Ontario Teachers Pension Plan Board, in each case, to serve on Parent’s board of managers.

In addition to the foregoing, effective on the Closing Date, William N. Fry and William Sherman each resigned from the Company’s board of directors. These resignations were not in connection with any disagreement either person had with the Company.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

The financial statements required to be filed pursuant to Item 9.01(a) of Form-8-K were filed as Exhibit 99.1 to the Form 8-K filed by the Company on February 24, 2006 and are incorporated by reference herein.

(b) Pro Forma Financial Information

The pro forma financial information required to be filed pursuant to Item 9.01(b) of Form 8-K will be filed by amendment as soon as practicable, but in no event later than 71 days after the date this Current Report on Form 8-K is required to be filed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Easton-Bell Sports, Inc.

March 22, 2006	By:	/s/ William N. Fry

Name: William N. Fry
Title: Chief Executive Officer